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MEMORANDUM


                          NUVEEN UNIT TRUST, SERIES 9
                               FILE NO. 333-44525


    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of securities on April 8, 1998, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trusts constituting the Fund. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment.

FORM S-6

FACING SHEET. The file number is now shown.

THE PROSPECTUS

    PART A-Page 2.--The "Estimated Long Term Return" and "Estimated Current Return" to Unitholders under each Trust under each of the distribution plans are stated.

    PART A-PAGES 1-2.--Essential information for each of the Trusts, including applicable footnotes, has been completed for this Series.

    PART A-PAGES 1-2.--The date of the Indenture has been inserted along with the size and number of Units of each of the Trusts.

    PART A-PAGES 1-6 et seq.--The following information for each Trust appears on the pages relating to such trust:

       The estimated daily accrual of interest under the plans of distribution for each of the Trusts

       Data regarding the composition of the portfolio of each Trust

       The percentage of "when issued" bonds in the portfolio of each Trust

       The schedule of investments for each Trust, including the notes thereto

       The Record Dates and Distribution Dates for interest distributions for each Trust

       The Statements of Condition for each Trust and the Accountant's Report with regard thereto.

       The amount of the Trustee's Fee

CHAPMAN AND CUTLER

Chicago, Illinois


April 8, 1998